Exhibit 99.1

FOR IMMEDIATE RELEASE

TOWER TECH HOLDINGS INC.

101 South 16th Street, P.O. Box 1957

Manitowoc, WI 54221-1957

(920) 684-5531

For more information contact:

Steve Huntington, CFO

TOWER TECH HOLDINGS INC. TO ACQUIRE RBA, INC.

-RBA Acquisition Expands Product Portfolio for the Wind Turbine Industry and Increases Energy-Related Fabrication Capabilities-

MANITOWOC, WI, September 17, 2007 – Tower Tech Holdings Inc. (TWRT) has agreed to acquire RBA, Inc., a Manitowoc, Wisconsin-based fabricator of components for energy-related industries.

Founded in 1985 by Raymond Brickner, the current Chief Executive Officer of Tower Tech, RBA machines and fabricates components for infrastructure-related industries, including components for mining and wind turbine erection cranes.  RBA is located on the same 46 acre peninsula as Tower Tech, which will enable the combination of operational resources.  The peninsula is adjacent to a deep water shipping channel with access to Lake Michigan and is accessible to both rail and truck.

“The acquisition of RBA expands the range of fabricated products manufactured by Tower Tech for the projected energy-related infrastructure buildout in North America,” said Steve Huntington, Chief Financial Officer of Tower Tech.  Mr. Huntington continued, “The equipment manufactured by RBA utilizes similar labor capabilities as our wind tower business, which will enhance the efficiency of our combined operations.  We also plan to increase RBA’s exposure to the wind turbine industry by the expansion of its wind-related product line.”

Mr. Huntington continued, “We welcome RBA’s employees to the Tower Tech team.  They will be invaluable in helping us achieve our goal of becoming the premier manufacturer of components for the wind and energy industries.  We will continue the pursuit of this goal through additional acquisitions and internal growth through new and existing partnerships with our customers, which include most of the world’s leading wind turbine manufacturers.”

Under the terms of the agreement, RBA shareholders will receive $5 million in cash as consideration for all of the outstanding shares of RBA.  Tower Tech will use internal funds to finance the acquisition.  The companies expect the acquisition to close by the fourth quarter of 2007.

Tower Tech Holdings, Inc. recently signed an agreement to acquire Brad Foote Gear Works, Inc.  Tower Tech’s management based its decision to acquire Brad Foote Gear Works, Inc. and RBA, Inc. on several strategic benefits, including the improvement of product offerings to its current and potential customers and the transactions’ anticipated positive effect on projected earnings.  Management believes that the transactions can be completed without disruption to the projected growth of the three companies, and that the acquisitions will be accretive to earnings per share.

Third Quarter Update

“The market for wind turbine components continues to be strong due to the increased installation of wind farms in North America.  We have invested a large portion of our $15.4 million equity financing into the production capabilities of our Manitowoc tower facility.  The equipment installation and addition of a second production line will increase our capacity to over 1,000MW when completed later this year,” said Ray Brickner, CEO of Tower Tech.  He continued, “The Brad Foote acquisition continues to progress towards a fourth quarter closing.  In the meantime, we have received increased interest from leading wind industry participants thanks to the planned combination of the two companies.”

About Tower Tech Holdings Inc.

Tower Tech Holdings, Inc (TWRT-OTC) is headquartered in Manitowoc, Wisconsin and is dedicated to the production of components for energy and infrastructure- related industries.  Tower Tech is primarily focused on manufacture of components for the wind power industry, including tower support structures and other internal components.  Tower Tech Holdings announced on August 22, 2007 the acquisition of Brad Foote Gear Works, Inc., Cicero, Illinois-based manufacturer of gearing systems for the wind turbine, oil and gas and energy-related industries.

Forward Looking Statements

Certain statements found in this press release may constitute forward-looking statements as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. Such statements are generally identifiable by the terminology used, such as “anticipate,” “believe,” “intend,” “expect,” “plan,” or other similar words.  Our forward-looking statements in this release generally relate to: (i) the anticipated timing for closing of the RBA acquisition; (ii) anticipated synergies created by the acquisition; (iii) our intent to increase RBA’s industry exposure by expanding its product line; (iv) our intent to continue pursuing growth through acquisitions and customer partnerships; (v) our belief that the RBA and Brad Foote acquisitions can be completed without disruption to projected growth; (vi) our expectation that the acquisitions will be accretive to earnings; (vii) the anticipated timing for closing of the Brad Foote acquisition; and (viii) our expectations regarding growth in our capacity.  Although it is not possible to foresee all of the factors that may cause actual results to differ from our forward-looking statements, such factors include, among others, the following: (i) difficulties in integrating the merged businesses and our ability to successfully capitalize on the acquired business’s strengths and product offerings; (ii) unforeseen delays, costs or liabilities that may arise in connection with the acquisitions; (iii) fluctuations in general economic conditions;

(iv) unforeseen delays or other disruptions with respect to equipment installation; and (v) those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB).  Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We undertake no obligation to update publicly or revise any forward-looking statements.

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